L & L ENERGY, INC. FINAL

130 ANDOVER PARK EAST, SUITE 101, SEATTLE, WA 98188
Phone: (206) 264-8065 Fax: (206) 264-7971 www.llenergyinc.com

Via email and by FedEx
May 20, 2010

Confidential

Connie Wong
8449 West Mercer Way
Mercer Island, WA 98040

RECEIVED JUN 2010

Re: Engagement Letter

Dear Connie:

Based on our conversation, below are the terms of the engagement contract between you and L&L Energy, Inc.

1. Your title will be Executive VP of Corporate Development, a US corporate executive based in Seattle, USA. You will be in charge of identifying potential business opportunities (including energy related ports, high tech firm, and PR related efforts to promote L&L image and branding) in the US, Hong Kong and China for L&L to expand the company operations, to build an international corporate image to the Asian community that L&L is a successful US operator expanding in Asia, and internationally. In addition you are to identify, develop, and engage in the L&L world headquarters (real estate) project to help recruit potential investors to Seattle and to attract Hong Kong and Asian entrepreneur, talents and restaurant owners to join in this project. Upon request of CEO, you will help Mr. Clayton Fong (EVP Operations) and Mr. Paul Lee (GM of China Operations) to assist their operation using your corporate experience ensuring operation meets the US standards.

2. You report directly to the Company CEO; Dickson V. Lee, CPA.

3. During the three month period, you will be paid $16,668 per month. After that you will be paid an annual salary of $250,000 in cash. You will be entitled to all L&L fringe benefits and medical coverage when eligible.

4. A signing bonus of 10,000 shares of L&L common stock free of cost to you. In addition, 200,000 units of L&L warrants are granted to you, over a 3-year vesting period. That is, 32% of the 200,000 units of warrants will be issued to you at the end of the first year of your service; 33% will be issued to you at the end of the second year of your service, and the remaining 35% at the end of the third year of service, starts from the contract signing date. The conversion price of a warrant to a L&L common (LLEN) share is set at $1.00 above the market closing price on the contract signing date. An interest free loan will be made available to facilitate your converting warrants into shares, to ensure you need not to pay cash to secure your entitled 200,000 LLEN common shares. Loan shall be returned upon your selling of shares. The

($0.50 (reduced from $1.00) per agreement see email ...)

warrants will be increased to 400,000 units if you stay with the company for an additional 3 years with the 32% paid to you at the end of the fourth year of service with L&L, 33% at the end of the fifth year, and 35% at the end of the sixth year of service to L&L.

5. You are also entitled to an annual bonus which is around 2 to 6 months salary, based on actual performance of your work and other discretionary bonuses based on your additional contribution to L&L.

6. Should you be asked to leave L&L within the first year of employment, for reasons other than violation of business conduct, you will be paid the remaining warrants up to 100,000 units. In return, you explicitly waive all rights to make a complaint or making any statements either in writing or orally, to against or hurt L&L directly or indirectly. If there is any grievance you should discuss it with your supervisor, or seek counsel from Ms Shirley Kiang; the Compensation Committee's Chairperson. If a grievance cannot be solved, you should resign quietly, and shall waive all your rights to seek either legal or regulatory complaints against L&L or its officers, and/or Board Members. It is your responsibility not to hurt, or cause to hurt L&L, and/or its team members.

It is understood upon signing this engagement letter, you will report to work on June 1, 2010 to our Seattle office.

We look forward to your early arrival. Trust this will bring a mutually satisfying work relationship for many years to come.

Sincerely,

Dickson V. Lee CEO, & CPA

Dated: 5/12/2010

Agreed by:

Connie Wong
8449 West Mercer Way
Mercer Island, WA 98040

5/12/2010
Dated

cc: Chairperson of L&L Compensation Committee

11. Notices. All notices or other communications required or permitted by this Agreement or by law shall be in writing and shall be deemed duly served and given when delivered personally or by facsimile, air courier, certified mail (return receipt requested), postage and fees prepaid, to the party at the address indicated in the signature block or at such other address as a party may request in writing.

12. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Washington.

13. Entire Agreement. This Agreement sets forth the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior written agreements and all prior or contemporaneous oral Agreements and understandings, expressed or implied.

14. Written Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

15. Severability. If any of the provisions of this Agreement are determined to be invalid, illegal, or unenforceable, such provisions shall be modified to the minimum extent necessary to make such provisions enforceable, and the remaining provisions shall continue in full force and effect to the extent the economic benefits conferred upon the parties by this Agreement remain substantially unimpaired.

16. Arbitration of Disputes. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Both parties agree not to bring any litigation against each other in court.

We look forward to your arrival and what we hope will be the start of a mutually satisfying work relationship.

Sincerely,

Dickson V. Lee 12/21/2009 with effective date on September 28, 2009

Dickson V. Lee, CEO
L&L International Holdings, Inc.
130 Andover Park E, Suite 101
Seattle WA 98188

cc: personnel
CFO

Acknowledged, Accepted, and Agreed

Clayton Fong
2212 30th Ave W
Seattle WA 98199

12/21/09
Dated
Effective 9/28/09

We look forward to your arrival and what we hope will be the start of a mutually satisfying work relationship.

Sincerely,

Dickson V. Lee, CEO

Acknowledged, Accepted, and Agreed

Jung Mei "Rosemary" Wang
7516 Huckleberry Way SE
Snoqualmie WA 98065

11/17/2009
Dated

otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Section 5, without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach, and waives to the fullest extent permitted by law the posting or securing of any bond by the other party in connection with such remedies. In any legal action arising out of or relating to this Agreement, the substantially prevailing party shall be awarded attorneys' fees and costs incurred in resolving such dispute whether or not an action is brought or prosecuted to judgment, as allowed by law.

9. Assignment: L & L may assign rights and duties under this Agreement. The Executive may not assign the rights and duties under this Agreement. This Agreement shall bind Executive's heirs and personal representatives, and inure to the benefit of L & L and its successors and/or assigns.

10. Controlling Law/Forum: Washington law shall apply. For any claim arising under this Agreement, L & L and Executive consent to the non-exclusive jurisdiction of any state or federal court within Seattle, Washington, and waive any objection based on jurisdiction or venue, including forum non conveniens.

11. Authorization to Work: It is understood that because of federal regulations adopted in the Immigration Reform and Control Act of 1986, you are required to present documentation demonstrating that you have authorization to work in the United States.

12. Freedom To Contract/Former Employers. Executive warrants that he/she is under no disability or obligation to any other party, including former employers, that prevents Executive from entering into this Agreement.

13. Outside Business Activities. Your position at L&L should be your primary employment. All outside business activities should be secondary, and should be disclosed in writing to L&L and seeks acknowledgement from the CEO. In addition, you should maintain high ethical standards, act diligently, and avoid even the appearance of impropriety or conflict of interest.

14. Directors and Officers Insurance. L & L will use commercially reasonable efforts to continue to insure Employee under L & L's Directors and Officers liability insurance. In addition, L & L agrees to indemnify Employee in connection with his service as an officer of L & L.

L & L ENERGY, Inc.

L&L

15. Avoid Insider Trading. As L&L's CAO, you are deemed as an insider as defined by US security rules and regulations. Thus, preventive actions are to be taken to avoid insider trading between you and your friends and associates at all costs.

16. Notices. All notices or other communications required or permitted by this Agreement or by law shall be in writing and shall be deemed duly served and given when delivered personally or by facsimile, air courier, certified mail (return receipt requested), postage and fees prepaid, to the party at the address maintained in the records of the Company.

17. Miscellaneous. This Agreement is the entire agreement between the parties on its subject matters, and supersedes all prior and contemporaneous discussions and understandings. No waiver or modification of any term of this Agreement shall be effective unless in writing and signed by both parties. If any provision as written is deemed unlawful, overbroad or otherwise unenforceable, the parties submit to the construction which will give L & L the maximum protection which is reasonable and permissible under the circumstances (including, if necessary, a reduction in the time and/or geographic scope of nondisclosure and/or restrictive covenants), or if this is not possible, it shall be deemed severed. L & L's failure, delay or forbearance to insist on strict performance of any provision of this Agreement, or to exercise any right or remedy, shall not be construed as a waiver. L & L's waiver of any right or remedy in one or more instances shall not excuse Executive's later strict performance.

EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS THAT IT IMPOSES UPON EXECUTIVE WITHOUT RESERVATION. NO OTHER PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EXECUTIVE TO INDUCE EXECUTIVE TO SIGN THIS AGREEMENT. EXECUTIVE IS SIGNING THIS AGREEMENT VOLUNTARILY AND FREELY.

Approved by: [signature], 9/8/2010
Chair, Compensation Committee

L & L ENERGY INC. EMPLOYEE

By [signature] Date 9/8/2010 By [signature] Date 9/8/2010

Dickson Lee,
Chairman and CEO

L & L ENERGY, Inc.

L&L

EXHIBIT 1

Initial Benefits (subject to change at L & L's discretion)

Subject to applicable eligibility requirements and other restrictions, Executive may participate in L & L's group medieal, dental and vision plan. Details of these benefits are set out in the summary plan description booklet and Employee Handbook.

Executive will earn vacation time with pay during each calendar year of employment. Detail of this benefit is set out in the Employee Handbook.

L & L ENERGY, Inc.

L&L

EXHIBIT II

Job Description

Title: Chief Accounting Officer

Location: Seattle, Washington

Job Type: Full-time

Ref Code: F10110

Description of the Position:

As a key member of the executive management team, the CAO will report to the CEO and assume a role responsible for Company's overall accounting management. The CAO will have primarily day-to-day responsibilities including but not limited to planning, implementing, managing and controlling and auditing related activities of the company. Specific responsibilities:

- Provide leadership in the development and evaluation of L&L's short and long term financial objectives.
- Direct and oversee all aspects of accounting functions to support the growth in revenue and profitability in China, the US and other areas
- Timely SEC filings
- Administer monthly financial close, consolidations, profit/sales analysis and internal reporting
- Direct ongoing improvement of financial processes and practices; including planning, budgeting, consolidation, forecasting and comparison analysis
- Advise management on the financial implications of business opportunities
- Ensure that effective internal controls are in compliance with GAAP and applicable federal, state, and local regulatory laws and the rules for financial and tax reporting.
- Ensure appropriate accounting policies and procedures consistency adopted throughout the Company.
- Review current capabilities of Peachtree accounting system and its capabilities to support future business growth of the company
- Work with IT managers to comply with Sarbanes Oxley internal controls.

130 Andover Park East, Suite 200, Seattle, WA 98188
Phone: (206) 264-8065 Fax: (206) 264-7971 www.llenergyinc.com

L & L ENERGY, Inc.

- Implement and maintain appropriate systems to achieve efficiency, accuracy and control in the general ledger acct systems to ensure corporate compliance and governance
- Coordinate with outside auditors to ensure timely completion of both financial and internal control audits, required by Sarbanes-Oxley act section 404.
- Proper control of cash and Assets management.
- Support and interface with investor relation activities.
- Establish and maintain appropriate accounting policies for proper asset valuation and to prevent accounting impairment and write-offs.
- Oversee and improve monthly financial reports, support due diligence with future merger and acquisitions
- Additional responsibilities as assigned